EXHIBIT 10.5

RED HAT, INC.
Red Hat, Inc. 2004 Long-Term Incentive Plan, as amended and restated
Performance Restricted Stock Agreement Form
Cover Sheet
Red Hat, Inc., a Delaware corporation, hereby grants as of the date below (the “Grant Date”) to the person named below (the “Participant”) and the Participant hereby accepts, the number of restricted shares (the “Restricted Stock”) listed below of the Company’s common stock, $.0001 par value per share, with a vesting start date (the “Vesting Start Date”) listed below, such grant to be on the terms and conditions specified in the Red Hat, Inc. 2004 Long-Term Incentive Plan, as amended and restated (the “Plan”), and in this Cover Sheet and the attached Exhibit A and Appendix A thereto.

Participant Name:	<PARTICIPANT NAME>

Grant Date:	<Grant Date>

Vesting Start Date:	<Vesting Start Date >

Number of Shares of Restricted Stock:	<Number of shares>

IN WITNESS WHEREOF, the Company and the Participant have caused this instrument to be executed as of the Grant Date set forth above.

RED HAT, INC.
(Participant Signature)	100 East Davie Street
Raleigh, North Carolina 27601

By:
Name:
Title:

By accepting this Award, the Participant hereby (i) acknowledges that a copy of the Plan and a copy of the Plan prospectus have been delivered to the Participant and additional copies thereof are available upon request from the Company’s Equity Compensation Department and can also be accessed electronically, (ii) acknowledges receipt of a copy of this Cover Sheet, and Exhibit A and Appendix A thereto (collectively, the “Agreement”) and accepts the Award subject to all the terms and conditions of the Plan and the Agreement, (iii) represents that the Participant has read and understands the Plan, the Plan prospectus and the Agreement, and (iv) acknowledges that there are tax consequences related to the Award and that the Participant should consult a tax

Form of Executive RSA Agreement (approved 5.6.18)

advisor to determine his or her actual tax consequences. The Participant must accept this Award electronically, within thirty (30) days following notification of the grant, pursuant to the online acceptance procedure established by the Company; otherwise, the Company may, in its sole discretion, rescind the Award in its entirety.

Form of Executive RSA Agreement (approved 5.6.18)

EXHIBIT A
RED HAT, INC.
Red Hat, Inc. 2004 Long-Term Incentive Plan, as amended and restated
Performance Restricted Stock Agreement
Terms and Conditions
1. Grant under Red Hat, Inc. 2004 Long-Term Incentive Plan. The Restricted Stock is granted pursuant to and is subject to and governed by the Plan and, unless the context otherwise requires, terms used herein shall have the same meaning as in the Plan or shall be defined as on the cover sheet attached hereto. Determinations made in connection with the Restricted Stock pursuant to the Plan shall be governed by the Plan.
2. Vesting if Performance Goal Is Achieved and Business Relationship Continues. All of the shares of Restricted Stock initially shall be unvested shares. The Restricted Stock shall become vested if:
(i) the performance goal for the performance period, as established by the Committee (the “Performance Goal”), is achieved; and
(ii) according to the schedule set forth below, subject to Section 3 hereof, for so long as the Participant maintains continuous service to the Company or its subsidiaries or affiliates as an employee, officer, director or consultant (a “Business Relationship”) throughout the period beginning on the Grant Date and ending on the vesting date set forth below (or if such date is not a trading day for the New York Stock Exchange, or such other stock exchange on which the Company’s shares are then listed, on the first trading day following such date):

Vesting Date	Number of Vested Shares
On the first anniversary of the Vesting Start Date (the “Anniversary Date”)	25% of the Restricted Stock
On the last day of each subsequent three-month period following the Anniversary Date	6.25% of the Restricted Stock

Until the Restricted Stock vests, as provided in this Section and in Section 3, the Participant may not sell, assign, transfer, pledge, or otherwise dispose of the Restricted Stock.
3. Failure to Achieve Performance Goal; Termination of Business Relationship. If the Performance Goal for the performance period is not achieved, all of the shares of Restricted Stock will be forfeited and this Agreement shall be terminated and the Participant shall have no further rights hereunder. If the Participant’s Business Relationship is terminated for any reason either during or after the performance period, the shares of Restricted Stock that were not vested on the date of such termination will be forfeited and the Participant shall have no further rights

Form of Executive RSA Agreement (approved 5.6.18)

with respect thereto. The shares of Restricted Stock that are forfeited will be cancelled and returned to the Company. For purposes hereof, a Business Relationship shall not be considered as having terminated during any leave of absence if such leave of absence has been approved in writing by the Company; in the event of such leave of absence, vesting of the Restricted Stock shall be suspended (and the period of the leave of absence shall be added to all vesting dates) unless otherwise determined by the Company. The vesting of the Restricted Stock shall not be affected by any change in the type of Business Relationship the Participant has within or among the Company and its Subsidiaries or Affiliates so long as the Participant continuously maintains a Business Relationship.
4. Legend. Each certificate issued in respect of shares of Restricted Stock under the Agreement shall be registered in the Participant’s name and deposited by the Participant, together with a stock power endorsed in blank, with the Company and shall bear the following (or a similar) legend:
“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in an Agreement entered into between the registered owner and Red Hat, Inc.”

When the Restricted Stock vests, the Company shall redeliver to the Participant (or the Participant’s legal representatives, beneficiaries or heirs) from the shares of Restricted Stock deposited with it the number of shares which have then vested. The Participant agrees that any resale of the shares of Restricted Stock received upon vesting shall be made in compliance with the registration requirements of the Securities Act of 1933, as amended, or an applicable exemption therefrom, including without limitation the exemption provided by Rule 144 promulgated thereunder (or any successor rule).
5. No Obligation to Continue Business Relationship. Neither the Plan, this Agreement, nor the grant of the Restricted Stock imposes any obligation on the Company, its Subsidiaries or Affiliates to have a Business Relationship with the Participant.
6. Rights as Stockholder. Except for the restrictions on transfer and vesting provisions in this Agreement, the Participant shall have all of the rights of a stockholder of the Company with respect to the Restricted Stock including but not limited to the right to receive dividends paid on the Restricted Stock and the right to vote the Restricted Stock; provided that the Participant’s right to such dividends is subject to satisfaction of the vesting requirements set forth in Section 2 of this Agreement and the termination of any restrictions on the transferability and forfeitability of the Restricted Stock, and any dividends attributable to the period before such vesting and the termination of such restrictions will be paid within 30 days after vesting occurs, subject to applicable tax withholding.
7. Adjustments for Capital Changes. The Plan contains provisions covering the treatment of restricted stock in a number of contingencies such as stock split and mergers. Provisions in the Plan for such adjustments are hereby made applicable hereunder and are incorporated herein by reference.
8. Change in Control. Provisions regarding a Change in Control are set forth on Appendix A.

Form of Executive RSA Agreement (approved 5.6.18)

9. Withholding. No Restricted Stock will be redelivered pursuant to the vesting thereof unless and until the Participant pays to the Company, or makes satisfactory provision to the Company for payment of, any federal, state or local withholding taxes required by law to be held in respect of this Restricted Stock (the “Tax Amount”). The Participant hereby agrees that the Company may withhold from the Participant’s wages or other remuneration the Tax Amount. At the discretion of the Company, the Tax Amount may be withheld in cash from such wages or from other remuneration, or in kind from the shares or other property otherwise deliverable to the Participant on vesting of this Restricted Stock.
The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of the receipt of this Restricted Stock award and/or the transactions contemplated by this Agreement. The Participant understands that it may be beneficial in many circumstances to elect to be taxed at the time the Restricted Stock is granted rather than when and as the Restricted Stock vests by filing an election under Section 83(b) of the Code with the I.R.S. within 30 days from the date of grant.
10. Lock-up Agreement. The Participant agrees that in the event that the Company effects an underwritten public offering of Shares registered under the Securities Act, the Restricted Stock may not be sold, offered for sale or otherwise disposed of, directly or indirectly, without the prior written consent of the managing underwriter(s) of the offering, for such period of time after the execution of an underwriting agreement in connection with such offering that all of the Company’s then directors and executive officers agree to be similarly bound.
11. Provision of Documentation to Participant. By executing this Agreement the Participant acknowledges receipt of a copy of this Agreement (including the cover sheet) and a copy of the Plan.

12. Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Award materials by and among, as applicable, the Employer, the Company, and any Affiliate for the purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Affiliate, details of all Restricted Stock awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Personal Data”), for the purpose of implementing, administering and managing the Plan.
The Participant understands that Personal Data will be transferred to any stock plan service provider which is, presently or in the future, assisting the Company with the implementation,

Form of Executive RSA Agreement (approved 5.6.18)

administration and management of the Plan. The Participant understands that these recipients of Personal Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of Personal Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Personal Data, in electronic or other form, for the purpose of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares received upon vesting of the Restricted Stock awards. The Participant understands that Personal Data will be held as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to withdraw his or her consent, his or her employment status or service with the Company or the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant Restricted Stock awards or other equity awards or to administer or maintain Restricted Stock awards or other equity awards granted to the Participant prior or subsequent to such refusal or withdrawal. Therefore, the Participant understands that refusal or withdrawal of consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
13. Miscellaneous.

     (a)    Notices. All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail, postage prepaid, return receipt requested, if to the Participant, to the address set forth on the cover sheet or at the most recent address shown on the records of the Company, and if to the Company, to the Company’s principal office, attention of the Corporate Secretary.
     (b)    Entire Agreement; Modification. This Agreement (including the cover sheet) and the Plan constitute the entire agreement between the parties relative to the subject matter hereof, and supersede all other communications between the parties relating to the subject matter of this Agreement. This Agreement may be modified, amended or rescinded by the Company as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, the Plan or other applicable rules, including, without limitation, the rules of the stock exchange on which the Shares are listed; provided that, no amendment or modification of this Agreement shall materially impair the rights of any Participant without such Participant's consent.

Form of Executive RSA Agreement (approved 5.6.18)

Notwithstanding the foregoing provision, no such consent shall be required with respect to any amendment or modification if the Committee determines in its sole discretion that (i) such amendment or modification is not reasonably likely to significantly reduce the benefits provided under the Award or that the Participant has received adequate compensation for any such reduction, or (ii) such amendment or modification, including cancellation of the Award granted under this Agreement, is necessary or advisable in order to comply with, or avoid adverse consequences due to changes in the laws or rules applicable to the Company or the Participant that the Company considers significant. Notwithstanding the foregoing, in the event of a Change in Control, amendments or modifications, including cancellation of the Award granted under this Agreement pursuant to 13(b)(ii), shall not be permitted except as provided for in Appendix A of this Agreement.

      (c)    Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.

     (d)    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Participant and the successors and assigns of the Company.

     (e)    Governing Law/Choice of Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without giving effect to the principles of the conflicts of laws thereof. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties, evidenced by this Award or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of North Carolina and agree that such litigation shall be conducted only in the courts of Wake County, North Carolina, or the federal courts for the United States for the Tenth District of North Carolina, and no other courts, where this Award is made and/or to be performed.

Form of Executive RSA Agreement (approved 5.6.18)

APPENDIX A

Performance Restricted Stock Award
Change in Control Provisions
Notwithstanding anything contained herein to the contrary, if (i) this grant of Restricted Stock is continued, assumed, converted or substituted for immediately following the Change in Control and (ii) within one year after a Change in Control the Participant’s Business Relationship is terminated by the Company or its successor without Good Cause or by the Participant for Good Reason, all of the Restricted Stock shall become vested upon the date of such termination of Business Relationship. Furthermore and notwithstanding anything contained herein to the contrary, if this grant of Restricted Stock is not continued, assumed, converted or substituted for in connection with the Change in Control, all of the Restricted Stock shall be treated as vested immediately prior to the Change in Control. For purposes of applying the two preceding sentences, in the event that the Change in Control occurs prior to the Vesting Start Date, then the Performance Goal in Section 2 shall be deemed to have been achieved. This grant of Restricted Stock shall be considered to be continued, assumed, converted or substituted for:

(A)    if there is no change in the number of outstanding Shares and the Change in Control does not result from the consummation of a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction and there are no changes to the terms and conditions of this grant that materially and adversely affect this grant; or

(B)    if there is a change in the number of outstanding Shares and/or the Change in Control does result from the consummation of a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction:

      (1)    the number of shares of Restricted Stock is adjusted (x) if the Shares are exchanged solely for the common stock of the Parent Corporation or, if there is no Parent Corporation, the Surviving Corporation (as such terms are defined in the Plan) in a manner which is not materially less favorable than the adjustments made in such transaction to the other outstanding Shares, or (y) otherwise, based on the ratio on the day immediately prior to the date of the Change in Control of the fair market value of one share of common stock of the Parent Corporation or, if there is no Parent Corporation, the Surviving Corporation, to the Fair Market Value of one Share,

     (2)    if applicable, the shares of Restricted Stock are converted into the common stock of the Parent Corporation or, if there is no Parent Corporation, the Surviving Corporation (as such terms are defined in the Plan) and

     (3)    there are no other changes to the terms and conditions of this grant that materially and adversely affect this grant.
For purposes of this Agreement:

“Good Cause” means conduct involving one or more of the following:

Form of Executive RSA Agreement (approved 5.6.18)

      (i)    the conviction of Participant of, or plea of guilty or nolo contendere by the Participant to, a felony;
      (ii)    the willful misconduct by Participant resulting in material harm to the Company;
      (iii)    fraud, embezzlement, theft or dishonesty by Participant against the Company or any Affiliate or repeated and continued failure to perform Participant’s duties with the Company after written notice of such failure to perform resulting in any case in material harm to the Company; or
     (iv)    the Participant’s material breach of any term of confidentiality and/or non-competition agreements.
“Good Reason” means:

     (i)    a reduction by the Company or its successor of more than 10% in Participant’s rate of annual base salary as in effect immediately prior to such Change in Control;

     (ii)    a reduction by the Company or its successor of more than 10% of the Participant’s individual annual target bonus opportunity;

     (iii)    a significant and substantial reduction of the Participant’s responsibilities and authority, as compared with the Participant’s responsibilities and authority in effect immediately preceding the Change in Control or a material adverse change in Participant’s reporting relationship as compared with the Participant’s reporting relationship in effect immediately prior to the Change in Control; or

     (iv)    any requirement of the Company that Participant be based anywhere more than fifty (50) miles from Participant’s primary office location at the time of the Change in Control and in a new office location that is a greater distance from Participant’s principal residence at the time of the Change in Control than the distance from Participant’s principal residence to the Participant’s primary office location at the time of the Change in Control.

Form of Executive RSA Agreement (approved 5.6.18)